N  E  W  S      R  E  L  E  A  S  E

Contact:   Robert C. Weiner
                  Vice President, Investor Relations
                   904-332-3287

PSS WORLD MEDICAL ANNOUNCES PROPOSED OFFERING
OF $125 MILLION OF CONVERTIBLE SENIOR NOTES

Company Intends To Use A Portion of Notes Proceeds to Purchase Its Common Shares

Jacksonville, Florida (March 1, 2004) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) announced today that it intends to offer and issue privately, subject to market and other conditions, $125 million in aggregate principal amount of convertible senior notes due 2024 through an offering to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended. In connection with this offering, the Company plans to grant to the initial purchasers of the notes an option to purchase up to an additional $25 million in aggregate principal amount of the securities. The notes will be convertible into common stock of PSS World Medical, Inc. upon the occurrence of certain specified events.

        PSS World Medical, Inc. intends to use a portion of the proceeds from this offering to repurchase, simultaneously with the issuance of the notes in this offering, up to approximately $35 million of its common stock. Any shares of common stock purchased shall be counted against the remaining shares available for purchase under the Company’s stock repurchase program approved on December 17, 2002. If the Company does repurchase the maximum number of shares, its current stock repurchase program would be satisfied.

        The Company also intends to use approximately $60 million of the proceeds from this offering to reduce indebtedness currently outstanding under its revolving credit facility and any remaining proceeds for general corporate purposes.

        The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The senior convertible notes and the common stock that may be issued upon conversion of the senior convertible notes to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        All statements in this release that are not historical facts, including, but not limited to, statements regarding the offering and issuance of convertible debt securities and the expected use of proceeds from such offering and issuance, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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